EXHIBIT 16.1

Adeptus Partners, LLC Accountants | Advisors 733 Route 35 North Ocean, NJ 07712 phone 732.745.8800 fax 732.663.0090 www.AdeptusCPAs.com

December 13, 2019

Securities and Exchange Commission

100 F. Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read the section under the heading “Change in Our Independent Accounting Firm” included in the Registration Statement on Form S-l of Black Diamond Therapeutics, Inc., which we understand will be submitted to the Securities and Exchange Commission on or about December 13, 2019. We agree with the statements concerning our firm contained therein.

Very truly yours,

Adeptus Partners, LLC

Offices: Maryland New York City Long Island New Jersey